THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER.

BRIDGE LOAN DEBENTURE

No.	US$172,500.00

VYCOR MEDICAL, LLC

SENIOR CONVERTIBLE DEBENTURE

DUE                              , 2007

FOR VALUE RECEIVED, the Company promises to pay to the registered holders hereof and their authorized successors and permitted assigns, as set forth on Schedule A hereto ("Holder(s)"), the aggregate principal face amount of US$172,500 six months from date of issuance, 2007 ("Maturity Date"), together with interest thereon at the "Applicable Federal Rate" as defined in sec. 1274(d) of the Internal Revenue Code. The Holder shall have the sole option to extend the Maturity Date. Principal and accrued interest shall be paid semi-annually to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture ("Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms hereof and duly entered in the Debenture Register. The principal amount of this Debenture is payable at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. The Company will pay the outstanding principal due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more than 10 days prior to the Maturity Date or by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represented by such check or wire transfer.

This Debenture is subject to the following additional provisions:

1. The Debentures are issuable in denominations of Fifty Thousand Dollars (US$50,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same, but not less than U.S. $50,000 . No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under the applicable laws.

3. This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Debenture, electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Debenture, are also required to give the Company written confirmation that the Debenture is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit I. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4. The Holder is entitled, at its option, to convert all or any amount of the principal face amount of this Debenture then outstanding into a number of membership units of the Company (the "Conversion Units") calculated to be equal to ten percent (10%) of the issued and outstanding aggregate membership units of the Company at a post-money valuation of the Company at the date of issuance of this Debenture of $1,500,000 ("Conversion Price"), subject to adjustment as provided herein. If the number of resultant Conversion Units would as a matter of law or pursuant to regulatory authority require the Company to seek member approval of such issuance, the Company shall, as soon as practicable, take the necessary steps to seek such approval. Such conversion shall be effectuated, by the Company delivering the Conversion Units to the Holder within 30 days of receipt by the Company of the Notice of Conversion. Once the Holder has received such Conversion Units, the Holder shall surrender the Debentures to be converted to the Company, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank. If the Company shall fail to deliver the Conversion Units to the Holder within such 30 day period, the Conversion Price shall be automatically reduced by twenty-five percent (25%).

5. Priority; Security.   The obligation evidenced by this Debenture shall be senior to all other obligations of the Company other than obligations specifically approved by the Holder. The obligation evidenced by this Debenture is secured by a first priority security interest in all of the assets of the Company other than liens specifically approved by the Holder.

6. Anti-dilution Adjustments . The number of units issuable upon conversion of this Debenture and the Conversion Price shall be subject to adjustment as follows:

(a) In case the Company shall (i) pay a dividend or make a distribution on its units in additional units or other securities, (ii) subdivide its outstanding units into a greater number of units, (iii) combine its outstanding units into a smaller number of units or (iv) issue, by reclassification of its units, any other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing entity), the number of units issuable upon conversion of this Debenture immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Conversion Units,and other securities of the Company which such holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Debenture been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subsection 6(a) shall become effective immediately after the effective date of such event.

(b) In case the Company shall issue rights, options, warrants or convertible securities to holders of its units, without any charge to such holders, containing the right to subscribe for or purchase units, the number of Conversion Units thereafter issuable upon the conversion of this Debenture shall be determined by multiplying the number of Conversion Units theretofore issuable upon conversion of this Debenture by a fraction, of which the numerator shall be the number of units of units outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities plus the number of additional units offered for subscription or purchase, and of which the denominator shall be the number of units outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective immediately upon issuance of such rights, options, warrants or convertible securities. In the event of such adjustment, corresponding adjustments shall be made to the Conversion Price.

(c) In case the Company shall distribute to holders of its units evidences of its indebtedness or assets (excluding cash dividends or distributions out of current earnings made in the ordinary course of business consistent with past practices), then in each case the number of Conversion Units thereafter issuable upon the conversion of this Debenture shall be determined by multiplying the number of Conversion Units theretofore issuable upon conversion of this Debenture by a fraction, of which the numerator shall be the then Market Price (as defined below) on the date of such distribution, and of which the denominator shall be such Market Price on such date minus the then fair value (determined as provided in subsection 6(e) below) of the portion of the assets or evidences of indebtedness so distributed applicable to one unit. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution. In the event of any such adjustment, the number of Conversion Units shall also be adjusted and shall be that number determined by multiplying the number of units issuable upon exercise before the adjustment by a fraction, the numerator of which shall be the Conversion Price in effect immediately before the adjustment and the denominator of which shall be the Conversion Price as so adjusted.

(d) Whenever the number of Conversion Units issuable upon the conversion of this Debenture is adjusted as provided in this Section 6, the Conversion Price shall be adjusted by multiplying such Conversion Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Conversion Units issuable upon the conversion of this Debenture immediately prior to such adjustment, and the denominator of which shall be the number of Conversion Units issuable immediately thereafter.

(e) For the purpose of this Section 6, the term " units " shall mean (i) the membership units of the Company at the date of this Agreement. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, a Debenture holder shall be entitled to convert such Debenture into any securities of the Company other than units, (i) if the Debenture holder's right to convert is on any other basis than that available to all holders of the Company's units, the Company shall obtain an opinion of a reputable investment banking firm valuing such other securities and (ii) thereafter the number of such other securities so purchasable upon conversion of a Debenture and the Conversion Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the units contained in this Section 6.

(f) Upon the expiration of any rights, options, warrants or conversion privileges, if such shall not have been exercised, the number of Conversion Units issuable upon conversion of the Debenture and the Conversion Price, to the extent the Debenture has not then been converted, shall, upon such expiration, be readjusted and shall thereafter be such number and such price as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the fact that the only unitsI issued in respect of such rights, options, warrants or conversion privileges were the units, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the fact that such units, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the numbers of Conversion Units issuable upon conversion of the Debenture or increasing the Conversion Price by an amount in excess of the amount of the adjustment made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

(g) Upon any adjustment of the Conversion Price and the number of Conversion Units issuable upon conversion of the Debenture, then and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of units issuable at such price upon the conversion of the Debenture, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

7. Merger, Reorganization or Consolidation . In any case in which a transaction would result in a complete liquidation of the Company or a merger, reorganization, or consolidation of the Company with any other unrelated corporation or other entity in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another unrelated corporation or other entity (all such transactions being referred to herein as a "Reorganization"), the surviving corporation or other entity shall be required to assume the Debenture or to issue a substitute Debenture in place thereof which substitute Debenture shall provide for terms at least as favorable to the Debenture holders as contained in this Debenture and shall provide the Debenture holder the right to acquire the kind and amount of units and other securities and property which the Debenture holder would have owned or been entitled to receive had the Debenture been converted immediately prior to such Reorganization.

8. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Debenture at the time, place, and rate, and in the form, herein prescribed.

9. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

10. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

11. If one or more of the following described "Events of Default" shall occur and continue for 30 days, unless a different time frame is noted below:

(a) The Company shall default in the payment of principal on this Debenture; or

(b) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after notice from the Holder of such failure; or

(c) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(d) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged   within thirty (30) days after such appointment; or

(e) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(f) Any money judgment, writ or warrant of attachment, or similar process, in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(g) Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

(h) The Company shall not deliver to the Holder the units pursuant to paragraph 4 herein within 30 days; or

(j) If the Company is then a "reporting company" it shall fail to make the required filings or statements with the Securities Exchange Commission by the appropriate deadlines.

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

12. This Debenture represents a prioritized obligation of the Company. However, no recourse shall be had for the payment of the principal of this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, unitholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

13. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

14. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

15. This Debenture shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New York and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York. At Holder's election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in New York City and pursuant to its rules. Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: 12/14 , 2006

VYCOR MEDICAL, LLC

By:	/s/ Kenneth Coviello
Title: CEO

EXHIBIT I
NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert $                          of the above Debenture No.                    into Units of Vycor Medical LLC according to the conditions set forth in such Debenture, as of the date written below. If Units are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion
_____________________________________________

Applicable Conversion Price
_____________________________________________

_____________________________________________
Signature
_____________________________________________
[Print Name of Holder and Title of Signer]

Address:
_____________________________________________
_____________________________________________

SSN or EIN:
Units are to be registered in the following name:

Name:
Address:
Tel:
Fax:
SSN or EIN:

Units are to be sent or delivered to the following account:

Account Name:
Address:

SCHEDULE A

DEBENTURE HOLDERS

Name/Address	Aggregate Principal Amount of Debentures